EXHIBIT 23.1

INDEPENDENT AUDITORS' CONSENT

We consent to the incorporation by reference in Registration Statement No. 333-30715 of PG&E Funding LLC on Form S-3, as amended, of our report dated March 6, 2003 (which expresses an unqualified opinion and includes an explanatory paragraph relating to items discussed in Note A), appearing in this Annual Report on Form 10-K of PG&E Funding LLC for the year ended December 31, 2002.

/s/ DELOITTE & TOUCHE LLP

San Francisco, California

March 14, 2003